SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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II-1

This following disclosure supplements our proxy statement dated February 25, 2004 relating to the solicitation of proxies by the Board of Directors of Workflow Management, Inc. with respect to Workflow’s special meeting of stockholders originally scheduled for March 30, 2004 and postponed to April 1, 2004. The special meeting of stockholders has been further postponed to April 5, 2004 at 4:00 p.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406. The information contained in this supplement shall be deemed to be a part of and should be read in conjunction with the information contained in the proxy statement.

FOR IMMEDIATE RELEASE

Contact:
Joseph Doherty	Michael L. Schmickle
MacKenzie Partners, Inc.	EVP & Chief Financial Officer
(800) 322-2885 or	Workflow Management, Inc.
(212) 929-5500	(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT

STOCKHOLDER MEETING POSTPONED TO APRIL 5, 2004

Palm Beach, FL— April 1, 2004—Workflow Management, Inc. (NASDAQ: WORK) announced today that the special meeting of stockholders which had been rescheduled for today has been postponed to Monday, April 5, 2004 at 4:00 p.m., EST. The meeting will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406. The meeting was postponed to allow Workflow stockholders a further opportunity to consider the recently increased merger price to $5.375 per share.

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.